Exhibit 99.1

FOSSIL GROUP APPOINTS RESPECTED BEAUTY INDUSTRY EXECUTIVE MARC REY TO BOARD OF DIRECTORS

RICHARDSON, Texas - July 15, 2020 - Fossil Group, Inc. (NASDAQ: FOSL)
today announced the addition of Marc Rey, President and CEO of Shiseido Americas and Chief Growth Officer of Shiseido Group, to its Board of Directors, effective July 15, 2020. The appointment expands the size of the Board of Directors to eight members, including seven independent directors.

In his role at Shiseido, Rey oversees and manages the Americas organization and Shiseido’s leading global beauty brands and businesses in the U.S., including Shiseido, NARS Cosmetics, bareMinerals, Dolce & Gabbana, Laura Mercier, Clé de Peau, Tory Burch Beauty and Drunk Elephant, as well as the company’s subsidiaries in Canada and Brazil.

"Marc has broad experience driving brands through multiple distribution channels,” said Kosta N. Kartsotis, Chairman and Chief Executive Officer of Fossil Group. “We look forward to his contributions as we continue to execute our strategic initiatives.”

Prior to joining Shiseido, Rey served as Senior Vice President North America and President for Coty USA, where he led the global expansion of the O.P.I and Philosophy brands beyond North America. Previously, Rey served as President of the International Designer Collection at L’Oréal USA (Yves Saint Laurent, Giorgio Armani, Ralph Lauren), and as CEO and Managing Director at Yves Saint Laurent Beauty USA. He also previously held management positions at Dannon, Johnson & Johnson and McKinsey & Company.

"I am honored to join Fossil Group’s Board of Directors. I have always respected and appreciated the company’s ability to anticipate and adapt to the ever-changing needs of consumers,” said Marc Rey. “I look forward to contributing and supporting the company as the team focuses on its strategic priorities and prepares Fossil Group for its next chapter of growth.”

Rey was recognized in 2018 by Cosmetic Executive Women with their inaugural MEN-Tor Award in recognition of his efforts in supporting and promoting the advancement of women in the beauty industry. He is also a member of the WSJ CEO Council and holds a Master’s Degree in Business Administration from ESCP Europe in Paris.

About Fossil Group, Inc.
We are a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning us is also available at
www.fossilgroup.com.

Global Corporate Communications:
James Webb
Fossil Group
jwebb1@fossil.com

Investor Relations:
Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com